VISIONS SYSTEMS’ SPD-SMART NUANCE DIMMABLE MARINE WINDOW IS A
CATEGORY WINNER IN THE PRESTIGIOUS “DAME” COMPETITION OF THE 2012
MARINE EQUIPMENT TRADE ASSOCIATION SHOW

Vision Systems and its strategic partner for the marine market Viraver
Technology will both exhibit Vision Systems’ SPD-Smart products at METS 2012.

AMSTERDAM, WOODBURY, NY and BRIGNAIS, FRANCE – November 13, 2012 – Research Frontiers (Nasdaq: REFR) licensee Vision Systems has announced that its SPD-Smart Nuance window, equipped with a light sensor for automated control, has been named Category Winner for interior equipment, furnishing, materials and electrical fittings used in cabins in the 2012 DAME (Design Award METS) competition.

According to the METS news release, “The Jury felt that Nuance is major innovation that will benefit designers and owners greatly - with comparatively little increase in cost.” DAME is considered the world’s most prestigious design competition for new marine equipment and accessories and is held as part of the 2012 Marine Equipment Trade Show (METS) being held from November 13-15, 2012 in Amsterdam, The Netherlands.

Vision Systems SPD-Smart products are also being featured at the 2012 Marine Equipment Trade Show (METS). Vision Systems will exhibit (Stand #N10.619) its SPD-Smart Nuance and Noctis products at METS. In addition, Viraver Technology S.r.l., Vision Systems’ strategic partner for the marine market, will showcase Vision Systems’ SPD-Smart Nuance window in its yacht glass mock-up (Stand #N10.702). Visitors to Viraver’s mock-up can control the Nuance window using Vision Systems’ VisiSmart application for smart phones and other personal electronic devices. In addition, as winner of the DAME award, Vision Systems’ Nuance window will be on display in the special DAME presentation area located in the RAI Elicium at METS.

Vision Systems’ SPD-Smart Nuance and Noctis windows offer exciting engineering and design opportunities. Available in virtually any shape and in 2D and 3D curves, these space-saving products can adapt instantly to changing environmental conditions and user preferences. As a laminated glazing, they are inherently strong and minimize cabin noise levels when compared to conventional glazings. These dimmable windows offer instant and precise light-control at all levels to provide marine OEMs and operators with a solar protection solution that enhances comfort and improves fuel efficiency. It also eliminates the needs for shades or blinds since Vision Systems' SPD-Smart Noctis product line offers enhanced blackout solar protection and complete privacy. For additional aesthetics, Vision Systems offers the Comfort Shade, a motorized pleated textile shade that comes in many colors and fabrics or can be combined with Nuance. They can be operated through a centralized cabin management system, a laptop, tablet or smartphone application. Two production yachts with SPD-SmartGlass debuted at the recent Fort Lauderdale Boat Show in Orlando, Florida.

“We are honored that our SPD-Smart Nuance window was selected as a Category Winner from an overall set of 115 entrants in this demanding competition,” commented Carl Putman, CEO of Vision Systems. “Our company’s progress in the business aircraft segment has inspired us to adapt shading, entertainment and security solutions for the marine market. The advanced light-control capabilities provided by our Nuance and Noctis products are especially beneficial for yachts and other boats because the operating conditions are so extreme. We encourage visitors to METS to experience the benefits of our award-winning SPD-Smart products for the marine market by visiting the Vision Systems and Viraver Technology booths.”

METS is the world's largest exhibition of equipment, materials and systems for the international marine leisure industry. Celebrating its 25th year, METS 2012 is expected to attract more than 13,000 visitors from around the world. More information is available from the event website.

Details about Vision Systems and its SPD-Smart products are available in the company’s press release and by visiting the transportation and aerospace and sections of their website.

For information about Vision Systems and its SPD-Smart product line, please contact:

Mélanie MARTINEZ - MONTET
Product Manager
Vision Systems
Route d'Irigny - 69530 BRIGNAIS - France
+33 (0) 4 72 31 97 89
mmartinez@visionsystems.fr

For further information about SPD-Smart light-control technology, Research Frontiers and its licensees please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

For inquiries, to arrange a presentation, or to visit the Research Frontiers Design Center, contact:

Gregory M. Sottile, Ph.D.
Director of Market Development
Research Frontiers Inc.
Info@SmartGlass.com
+1-516-364-1902

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. “Nuance,” “Noctis” and “VisiSmart” are trademarks of Vision Systems.